Kelly & Company, Certified Public Accountants










Richard Reincke
Aegis Assessments, Inc.
4100 Newport Place, Ste. 600
Newport Beach, CA  92660

Dear Mr. Reincke:

Please be advised that we are not able to complete our audit of your financial statements to permit you to complete and file your Form 10-KSB for the fiscal year ended July 31, 2003, inasmuch as we are not yet in receipt of certain audit responses. However, we anticipate that such information will be received shortly, which will permit us to complete our audit by the second week of November 2003.

We understand that you will include this statement in the Notification of Late filing under Rule 12b-5, which you are filing with the Securities and Exchange Commission and we hereby consent to such inclusion.

Very truly yours,

Kelly & Company

By:

/s/ Gerald T. Kelly
-----------------------------------
Gerald T. Kelly

Costa Mesa California
October 29, 2003




              3151 Airway Avenue, Suite E-1, Costa Mesa, California
                   (714) 918-4505 - (714) 918-4510 (facsimile)